PROSPECTUS FILED PURSUANT TO RULE 424(B)(3)

                       LIGAND PHARMACEUTICALS INCORPORATED

                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-131029

                          PROSPECTUS SUPPLEMENT NO. 30
    (TO PROSPECTUS DATED APRIL 12, 2006, AS SUPPLEMENTED AND AMENDED BY THAT PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 15, 2006, THAT PROSPECTUS SUPPLEMENT NO. 2
 DATED JUNE 12, 2006, THAT PROSPECTUS SUPPLEMENT NO. 3 DATED JUNE 29, 2006, THAT
   PROSPECTUS SUPPLEMENT NO.4 DATED AUGUST 4, 2006, THAT PROSPECTUS SUPPLEMENT NO. 5 DATED AUGUST 9, 2006, THAT PROSPECTUS SUPPLEMENT NO. 6 DATED AUGUST 30,
2006, THAT PROSPECTUS SUPPLEMENT NO. 7 DATED SEPTEMBER 11, 2006, THAT PROSPECTUS
   SUPPLEMENT NO. 8 DATED SEPTEMBER 12, 2006, THAT PROSPECTUS SUPPLEMENT NO. 9 DATED OCTOBER 2, 2006, THAT PROSPECTUS SUPPLEMENT NO. 10 DATED OCTOBER 17, 2006,
    THAT PROSPECTUS SUPPLEMENT NO. 11 DATED OCTOBER 20, 2006, THAT PROSPECTUS SUPPLEMENT NO. 12 DATED OCTOBER 31, 2006, THAT PROSPECTUS SUPPLEMENT NO. 13
  DATED NOVEMBER 14, 2006, THAT PROSPECTUS SUPPLEMENT NO. 14 DATED NOVEMBER 15, 2006, THAT PROSPECTUS SUPPLEMENT NO. 15 DATED DECEMBER 14, 2006, THAT PROSPECTUS SUPPLEMENT NO. 16 DATED JANUARY 5, 2007, THAT PROSPECTUS SUPPLEMENT NO. 17 DATED JANUARY 16, 2007, THAT PROSPECTUS SUPPLEMENT NO. 18 DATED FEBRUARY 5, 2007, THAT PROSPECTUS SUPPLEMENT NO. 19 DATED FEBRUARY 28, 2007, THAT PROSPECTUS SUPPLEMENT
  NO. 20 DATED MARCH 5, 2007, THAT PROSPECTUS SUPPLEMENT NO. 21 DATED MARCH 15, 2007, THAT PROSPECTUS SUPPLEMENT NO. 22 DATED MARCH 16, 2007, THAT PROSPECTUS
 SUPPLEMENT NO. 23 DATED MARCH 20, 2007, THAT PROSPECTUS SUPPLEMENT NO. 24 DATED
  MARCH 23, 2007, THAT PROSPECTUS SUPPLEMENT NO. 25 DATED MARCH 29, 2007, THAT PROSPECTUS SUPPLEMENT NO. 26 DATED APRIL 2, 2007, THAT PROSPECTUS SUPPLEMENT NO.
 27 DATED MAY 4, 2007, THAT PROSPECTUS SUPPLEMENT NO. 28 DATED MAY 10, 2007, AND
              THAT PROSPECTUS SUPPLEMENT NO. 29 DATED MAY 21, 2007)

         This Prospectus Supplement No. 30 supplements and amends the prospectus dated April 12, 2006 (as supplemented and amended by that Prospectus Supplement No. 1 dated May 15, 2006, that Prospectus Supplement No. 2 dated June 12, 2006, that Prospectus Supplement No. 3 dated June 29, 2006, that Prospectus Supplement No. 4 dated August 4, 2006, that Prospectus Supplement No. 5 dated August 9, 2006, that Prospectus Supplement No. 6 dated August 30, 2006, that Prospectus Supplement No. 7 dated September 11, 2006, that Prospectus Supplement No. 8 dated September 12, 2006, that Prospectus Supplement No. 9 dated October 2, 2006, that Prospectus Supplement No. 10 dated October 17, 2006, that Prospectus Supplement No. 11 dated October 20, 2006, that Prospectus Supplement No. 12 dated October 31, 2006, that Prospectus Supplement No. 13 dated November 14, 2006, that Prospectus Supplement No. 14 dated November 15, 2006, that Prospectus Supplement No. 15 dated December 14, 2006, that Prospectus Supplement No. 16 dated January 5, 2007, that Prospectus Supplement No. 17 dated January 16, 2007, that Prospectus Supplement No. 18 dated February 5, 2007, that Prospectus Supplement No. 19 dated February 28, 2007, that Prospectus Supplement No. 20 dated March 5, 2007, that Prospectus Supplement No. 21 dated March 15, 2007, that Prospectus Supplement No. 22 dated March 16, 2007, that Prospectus Supplement No. 23 dated March 20, 2007, that Prospectus Supplement No. 24 dated March 23, 2007, that Prospectus Supplement No. 25 dated March 29, 2007, that Prospectus Supplement No. 26 dated April 2, 2007, that Prospectus Supplement No. 27 dated May 4, 2007, that Prospectus Supplement No. 28 dated May 10, 2007, and that Prospectus Supplement No. 29 dated May 21, 2007), or the Prospectus, relating to the offer and sale of up to 7,790,974 shares of our common stock to be issued pursuant to awards granted or to be granted under our 2002 Stock Incentive Plan, or our 2002 Plan, up to 147,510 shares of our common stock to be issued pursuant to our 2002 Employee Stock Purchase Plan, or our 2002 ESPP, and up to 50,309 shares of our common stock which may be offered from time to time by the selling stockholders identified on page 110 of the Prospectus for their own accounts. Each of the selling stockholders named in the Prospectus acquired the shares of common stock upon exercise of options previously granted to them as an employee, director or consultant of Ligand or as restricted stock granted to them as a director of Ligand, in each case under the terms of our 2002 Plan. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders under the Prospectus. We will receive proceeds in connection with option exercises under the 2002 Plan and shares issued under the 2002 ESPP which will be based upon each granted option exercise price or purchase price, as applicable.

         This Prospectus Supplement No. 30 includes the attached Current Report on Form 8-K of Ligand Pharmaceuticals Incorporated dated June 6, 2007, as filed by us with the Securities and Exchange Commission.

         This Prospectus Supplement No. 30 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 30 updates or supersedes the information contained in the Prospectus.

         Our common stock is traded on The Nasdaq Global Market under the symbol "LGND." On June 5, 2007, the closing price of our common stock was $6.50 per share.

         Investing in our common stock involves risk. See "Risk Factors" beginning on page 7 of the Prospectus and beginning on page 54 of Prospectus Supplement No. 28.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 30 is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this Prospectus Supplement No. 30 is June 6, 2007.

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------



                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 31, 2007

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    000-20720
                            (Commission File Number)

                           10275 SCIENCE CENTER DRIVE,
                              SAN DIEGO, CALIFORNIA
                    (Address of principal executive offices)

                                 (858) 550-7500
              (Registrant's telephone number, including area code)

                                   77-0160744
                      (I.R.S. Employer Identification No.)

                                   92121-1117
                                   (Zip Code)

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

         At the 2007 Annual Meeting of Stockholders of Ligand Pharmaceuticals Incorporated ("Ligand") held on May 31, 2007 (the "2007 Annual Meeting"), Ligand's stockholders approved an amendment to Ligand's 2002 Stock Incentive Plan (the "2002 Plan"). The full text of the 2002 Plan, as amended, is attached as Appendix A to Ligand's 2007 Proxy Statement filed with the Securities and Exchange Commission on April 27, 2007.

         Effective upon stockholder approval of the amended 2002 Plan at the 2007 Annual Meeting, the Board of Directors (the "Board") of Ligand adopted a new Director Compensation Policy (the "Policy"), which provides that each non-employee director serving on the Board is eligible to receive:

        (i) a restricted stock grant of 10,000 shares of Ligand's common stock, $0.001 par value (the "Common Stock") in connection with the initial appointment as a director;

        (ii) an annual restricted stock grant of 5,000 shares of Common Stock under the 2002 Plan, which shall be made on the date of each annual meeting of the stockholders of Ligand (with the first such grant to be effective as of May 31, 2007); and

        (iii) a fee of $2,500 per day for each Board meeting attended, plus a fee of $700 for each Board meeting attended in which such director participated by telephone, and a fee of $500 for each committee meeting attended on non-Board meeting dates.

         The foregoing restricted stock awards will vest on the first anniversary of the date of grant and any unvested shares will be forfeited to Ligand in the event a director ceases to serve on the Board prior to the vesting of such shares. The shares will vest in full in the event of a change of control or a hostile take-over, each as defined in the 2002 Plan.

         In addition, under the Policy, each non-employee director shall be eligible to receive an annual retainer of $10,000 for service on the Board. In addition, a non-employee director serving as:

        (i) chairman of the Board shall be eligible to receive an additional annual retainer of $20,000 for such service;

        (ii) chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $12,000 for such service;

        (iii) a member (other than the chairman) of the Audit Committee shall be eligible to receive an additional annual retainer of $4,000 for such service;

        (iv) chairman of the Compensation Committee or the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $8,000 for such service; and

        (v) a member (other than the chairman) of the Compensation Committee or the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $2,000 for such service.

         The annual retainers payable under the Policy shall be paid by Ligand in quarterly installments or more frequently as deemed advisable by the officers of Ligand for administrative or other reasons. The terms and conditions of the Policy shall supersede any prior cash compensation arrangements between Ligand and its directors and the Automatic Option Grant Program for directors under the 2002 Plan. The Automatic Option Grant Program under the 2002 Plan has been terminated effective as of the adoption of the Policy.

         The foregoing description of the Policy does not purport to be complete and is qualified in its entirety by reference to the text of the Policy, a copy of which will be filed as an exhibit to Ligand's quarterly report on Form 10-Q for the quarterly period ending June 30, 2007.

                                   SIGNATURES
         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.


                                  LIGAND PHARMACEUTICALS INCORPORATED




Date: June 6, 2007                By:         /S/ JOHN P. SHARP
                                  Name:       John P. Sharp
                                  Title:      Vice President of Finance and CFO